EXHIBIT 3.2

                                 RESTATED BY-LAWS

                                        OF

                      GREAT AMERICAN COMMUNICATIONS COMPANY

                                    ARTICLE I.

                             Meetings of Shareholders

               SECTION 1. Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held at the time and place designated by the Board of Directors of the Corporation. Business transacted at the annual meeting shall include the election of directors of the Corporation.

               SECTION 2. Special Meetings. Special meetings of the shareholders shall be called only by (i) the Chairman of the Board, (ii) the President, (iii) the Board of Directors, (iv) the Executive Committee, or (v) the Secretary after receipt of the written request by the holders of not less than ten percent of all shares entitled to vote at the meeting. Special meetings of holders of the outstanding Preferred Stock, if any, may be called in the manner and for the purpose provided in the applicable Preferred Stock Designation.

               SECTION 3. Notice. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the meeting, either personally or by first class mail, by or at the direction of the Chairman of the Board, the President, the Secretary, or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

               SECTION 4. Quorum and Voting. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class of stock, a majority of the shares of such class shall constitute a quorum for the transaction of such item of business by the class; provided, however, that with respect to matters that are to be voted upon by the Class A Common Stock and the Class B Common Stock as a single class, that number of shares of Class A Common Stock and Class B Common Stock representing a majority of the combined voting power of the Class A Common Stock and the Class B Common Stock shall constitute a quorum.

               Unless otherwise provided by law or the Restated Articles of Incorporation or these By-Laws, if a quorum is present, action on a
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   matter, other than the election of directors, is approved if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the subject matter in favor of the action exceed the votes cast opposing the action.

               After a quorum has been established at a shareholders' meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

               SECTION 5. Proxies. At all meetings of shareholders, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.


                                   ARTICLE II.

                                    Directors

               SECTION 1. Function. All corporate powers shall be exercised by or under the authority of, and the business affairs of this Corporation shall be managed under the direction of, the Board of Directors.

               SECTION 2. Number. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, as defined in the Restated Articles of Incorporation of the Corporation, the Board of Directors shall initially consist of nine members and the authorized number of directors shall be fixed from time to time by the Board of Directors; provided, however, that the authorized number of directors shall be not less than two or more than twenty.

               SECTION 3. Election and Term. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 1994, the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 1995, and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in 1996; with members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

               SECTION 4. Certain Nominations of Directors. Nominations of persons for election as directors of the Corporation made by or at the direction of the Board of Directors shall include such number of director nominees who do not control, and are not controlled by or under common control with, any Affiliate (each a "Nonaffiliate Director") as shall result in there being at least four Nonaffiliate Directors, if such
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   director nominees are elected.

               Nominations of persons for election as directors of the Corporation made by or at the direction of the Board of Directors shall consist of the person or persons recommended by the class of directors that are to be succeeded by such director nominees (which may include such persons as successors to themselves) if such recommendations are reasonably acceptable to the remaining directors.

               SECTION 5. Vacancies. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, or by the sole remaining director; provided, however, that the person or persons chosen by the directors to fill a vacancy in a class of directors shall be a person or persons recommended by the remaining directors, or the remaining director, in such class if any such recommendation is made and if such recommendation is reasonably acceptable to the remaining directors; provided, further, however, that if such vacancy exists by reason of the death, resignation or removal of a Nonaffiliate Director and at least four Nonaffiliate Directors are not included among the remaining directors, then the person chosen by the remaining directors to fill such vacancy shall be a Nonaffiliate Director. A director elected to fill a vacancy shall hold office for the remainder of the term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors will shorten the term of an incumbent director.

               SECTION 6. Quorum and Voting. A majority of the number of directors constituting the whole Board of Directors fixed herein or by the directors pursuant to these By-laws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

               SECTION 7. Time, Notice and Call of Meetings. Regular meetings of the Board of Directors shall be held without notice at the location of and immediately after the adjournment of the annual meeting of the shareholders in each year, and at such other time and place as may be determined by the Board of Directors. Notice of the time and place of special meetings of the Board of Directors, which need not include the purpose or purposes for which the meeting is called, shall be given to each director either by personal delivery, telegram, cablegram, or by telephone at least two days prior to the meeting. Notice may also be given through the postal service if mailed at least 5 days prior to the meeting.

               Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

               Meetings of the Board of Directors may be called by the Chairman of the Board, by the President of the Corporation, or by any two directors.
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               Members of the Board of Directors may participate in a meeting of such board or of a committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

               SECTION 8. Action Without a Meeting. Any action required to be taken at a meeting of the directors of the Corporation, or any action which may be taken at a meeting of the directors or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, signed by all of the directors or all the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board or of the committee. Such consent shall have the same effect as a unanimous vote.

               SECTION 9. Compensation of Directors. Directors shall be entitled to such compensation as shall be fixed from time to time by resolution adopted by the Board of Directors, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending any meeting of the Board or such committee, subject to any limitations fixed by the Board of Directors.

               SECTION 10. Removal of Directors. Any or all of the directors may be removed, with cause, by the vote of the holders of that number of shares then entitled to vote in the election of directors that represents a majority of the voting power of such shares, at a meeting of shareholders called expressly for that purpose. One or more of the directors may be removed for cause by the vote of a majority of the remaining directors.


                                   ARTICLE III.

                                     Officers

               SECTION 1. Officers. The officers of the Corporation shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors at the first meeting of directors immediately following the annual meeting of shareholders of the Corporation, and shall serve until their successors are chosen and qualify. Such other officers, including, without limitation, a Chairman of the Board of Directors, and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors from time to time. Any two or more offices may be held by the same person. The failure to elect a President, a Secretary or a Treasurer shall not affect the existence of the Corporation.

               SECTION 2. Chief Executive Officer. Either the Chairman of the Board of Directors or the President, as determined by the Board of Directors, shall be the chief executive officer of the Corporation, shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors, shall preside at all meetings of the shareholders and Board of Directors, and shall have such additional authority and perform such duties as may be assigned to him by the Board of Directors.

               SECTION 3. Secretary. The Secretary shall have custody of, and maintain, all of the corporate records except the financial records and shall record the minutes of all meetings of the shareholders and the
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   Board of Directors, send all notices of meetings out and perform such duties as may be prescribed by the Board of Directors or the chief executive officer.

               SECTION 4. Treasurer. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of shareholders and whenever else required by the Board of Directors or the chief executive officer, and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer.

               SECTION 5. Removal of Officers. Any officer or agent elected or appointed by the Board of Directors may be removed by the board whenever in its judgment the best interests of the Corporation will be served thereby.

               SECTION 6. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer or his designee shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of shareholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.


                                   ARTICLE IV.

                                 Indemnification

               SECTION 1. Third Party Actions. Each person (including the heirs, executors, administrators, legal representatives and estate of such person) (i) who is or was a director or officer of the Corporation, (ii) who is or was an agent or employee of or independent contractor to the Corporation other than an officer and as to whom the Corporation has agreed to grant such indemnity, or (iii) who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent, or employee of or independent contractor to another corporation, partnership, joint venture, trust or other enterprise and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation against all liabilities and expenses (including, without limitation, judgments, fines, penalties, amounts paid in settlement and fees and disbursements of legal counsel) actually and reasonably incurred in connection with any action, suit or proceeding (other than an action, suit or proceeding by, or in the right of, the Corporation) to which any such person (including the heirs, executors, administrators, legal representatives and estate of such person) may be a party or in which such person may be otherwise involved by reason of such person's serving or having served in any of the foregoing capacities, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

               SECTION 2. Derivative Actions. Each person (including the heirs, executors, administrators, legal representatives and estate of such person) (i) who is or was a director or officer of the Corporation, (ii) who is or was an agent or employee of or independent contractor to the
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   Corporation other than an officer and as to whom the Corporation has agreed to grant such indemnity, or (iii) who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent, or employee of or independent contractor to another corporation, partnership, joint venture, trust or other enterprise and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation against all liabilities and expenses (including, without limitation, judgments, fines, penalties, amounts paid in settlement and fees and disbursements of counsel) actually and reasonably incurred in connection with any action, suit or proceeding by or in the right of the Corporation to which any such person (including the heirs, executors, administrators, legal representatives and estate of such person) may be a party or in which such person may be otherwise involved by reason of such person's serving or having served in any of the foregoing capacities, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any action, suit or proceeding as to which such person shall have been adjudged or determined to be liable for gross negligence or willful misconduct in the performance of his duties to the Corporation unless, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such liabilities and expenses which the court shall deem proper.

               SECTION 3. Procedure. To the extent that any person who may be entitled to indemnification under Section 1 or Section 2 of this
   Article IV shall have been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against all liabilities and expenses (including, without limitation, judgments, fines, penalties, amounts paid in settlement, and fees and disbursements of legal counsel) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 1 or Section 2 of this
   Article IV, unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of the person is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Section 1 or Section 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable or even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion; or (c) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action, suit or proceeding, had reasonable cause to believe that his conduct was unlawful.

               SECTION 4. Advances. Expenses (including, without limitation, fees and disbursements of legal counsel) incurred in connection with any action, suit or proceeding as to which indemnification is claimed, may be paid by the Corporation in advance of the final disposition thereof as authorized by the Board of Directors in the specific case and upon receipt of an undertaking by or on behalf of the
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   person on whose behalf such expenses are advanced to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation.

               SECTION 5. Definitions. For purposes of this Article IV, "action, suit or proceeding" shall include every pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, and any and all appeals thereof. The right of indemnification conferred by this Article IV shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination.

               SECTION 6. Insurance. The Corporation may purchase and maintain insurance, including self-insurance plans or arrangements, at its expense, to protect itself and any person (including the heirs, executors, administrators, legal representatives and estate of such person) (i) who is or was a director, officer, agent or employee of or independent contractor to the Corporation, or (ii) who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of or independent contractor to another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses (including, without limitation, judgments, fines, penalties, amounts paid in settlement and fees and disbursements of legal counsel) actually and reasonably incurred in connection with any action, suit or proceeding, whether or not the Corporation would have the legal power to directly indemnify such person against such liability and expenses.

               SECTION 7. Severability. If any part of this Article IV shall be found in any circumstance or as to any person to be unenforceable, the effect and validity of the remaining parts or of such parts in other circumstances or as to other persons shall not be affected, except as otherwise provided by applicable law.


                                    ARTICLE V.

                                Stock Certificates

               SECTION 1. Issuance and Form. Every holder of shares in the Corporation shall be entitled to have a certificate, in such form as may be prescribed by the Board of Directors and by law, representing all shares to which he is entitled. No certificates shall be issued for any share until such share is fully paid.

               SECTION 2. Transfer of Stock. The Corporation shall register a stock certificate presented to it for transfer if the certificate is properly endorsed by the holder of record or by his duly authorized attorney.

               SECTION 3. Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate
   (a) makes proof in affidavit form that it has been lost, destroyed or wrongfully taken; (b) requests the issue of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;
   (c) gives bond in such form and amount as the Corporation may direct to indemnify the Corporation and the transfer agent and registrar, if any, against any claim that may be made on account of the alleged loss,
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   destruction, or theft of a certificate; and (d) satisfies any other reasonable requirements imposed by the Corporation.


                                   ARTICLE VI.

                                Books and Records

               SECTION 1. Books and Records. The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders, Board of Directors and committees of directors.

               The Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders, and the number and class, if any, of the shares held by each.

               Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

               SECTION 2. Shareholders' Inspection Rights. Any person who shall have been a holder of record of one-quarter of one percent of the outstanding shares of any class of the Corporation, or of voting trust certificates therefor, for at least six months immediately preceding this demand or shall be the holder of record of, or the holder of record of voting trust certificates for, at least five percent of the outstanding shares of any class of the Corporation, upon written demand stating the purpose therefor, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose its relevant books and records of accounts, minutes and records of shareholders and to make extracts therefrom.

               SECTION 3. Financial Information. Unless modified by resolution of the shareholders, not later than four months after the close of each fiscal year, the Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and a profit and loss statement showing the results of the operations of the Corporation during its fiscal year.

               Upon written request of any shareholder or holder of voting trust certificates for shares of the Corporation, the Corporation shall mail to such shareholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.


                                   ARTICLE VII.

                                    Dividends

               The Board of Directors of the Corporation may, from time to time, declare, and the Corporation may pay, dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent, or when the declaration or payment thereof would be contrary to any restrictions contained in the Restated Articles of Incorporation.
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                                  ARTICLE VIII.

                                  Corporate Seal

               The corporate seal shall have the name of the Corporation, the date of its organization and the words "CORPORATE SEAL, FLORIDA" inscribed thereon. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                   ARTICLE IX.

                     Prohibitions Against Alien Officers and
                     Directors; Restriction on Ownership and
                            Voting of Stock by Aliens

               SECTION 1. Definition of "Alien." Throughout these By-Laws the word "alien" shall have the meaning set forth in Section 310(b) of the Communications Act of 1934, as amended or modified from time to time. Throughout this Article IX, the word "citizen" means any person partnership, government, corporation, joint-stock company, association or other entity not an alien.

               SECTION 2. Directors. Aliens (including representatives of aliens) shall not constitute more than 25% of the total number of Directors of the Corporation.

               SECTION 3. Officers. No alien may be elected or appointed or serve as an officer of the Corporation.

               SECTION 4.  Stock Ownership and Voting.  Under no
   circumstances shall the amount of stock owned of record or voted by aliens exceed one-fourth of the total stock outstanding.

               The ownership of record and beneficial ownership of shares of stock by aliens, and the nationality of transferees thereof, shall be determined in conformity with the provisions of the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission promulgated thereunder. There shall be maintained a domestic record covering citizen shareholders and foreign record covering all other shareholders.

               SECTION 5. Stock Certificates. Every certificate representing stock issued or transferred to an alien shall be marked "Foreign Share Certificate," but under no circumstances shall certificates representing more than one-fourth of the total stock outstanding at any one time be so marked, nor shall the total amount of stock represented by Foreign Share Certificates, plus the amount of stock owned by aliens and represented by certificates not so marked, exceed one-fourth of the total stock outstanding.

               SECTION 6. Domestic Share Certificates. Every certificate issued not marked "Foreign Share Certificate" shall be marked "Domestic Share Certificate" and shall contain a statement of the restrictions and limitations set forth in Section 7 of this Article.

               SECTION 7. Share Certificate Transfers. All stock represented by Foreign Share Certificates may be transferred to anyone. Transfers of shares of domestic record to aliens may only be made unless and so long as the stock records of the Corporation shall disclose less
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   than one-fourth alien stock ownership after giving effect to the proposed transfer of shares.

               SECTION 8. Types of Stock Restricted. The restrictions set forth in this Article IX with respect to alien ownership, alien voting, and transfers of shares of aliens shall be applicable to the (i) Class A Common Stock and the Class B Common Stock combined, (ii) the preferred stock alone and (iii) the Class A Common Stock, Class B Common Stock and preferred stock combined.

               If, so long as, the stock records of the Corporation shall disclose one-fourth alien stock ownership or it shall be found by the Corporation that stock of domestic record is in fact held by or for the account of an alien, the holder of such stock shall not be entitled to vote, to receive dividends or to any other rights, except those mandated by applicable federal and state laws, and except the right to transfer such stock to a citizen.

               SECTION 9.  Effectiveness.  Each of the provisions of this
   Article IX shall be effective only so long as and to the extent necessary to comply with the provisions of the Communications Act of 1934 and the rules, regulations and policies of the Federal Communications Commission promulgated thereunder.


                                    ARTICLE X.

                              Affiliate Transactions

               SECTION 1. Restrictions on Affiliate Transactions. Prior to the seventh anniversary of the effective date of the Prepackaged Plan, the Corporation will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with an aggregate value in excess of $1,000,000 in any calendar year (including, without limitation, the purchase, sale, lease or exchange of any property, the rendering of any services, the making of any loan or advance or the guarantee of any indebtedness) with any Affiliate of the Corporation (an "Affiliate Transaction"), unless such transaction is or has been approved by an affirmative vote of either (i) all but one of the directors of the Corporation then in office who are not affiliated with the Affiliate involved in such transaction (with abstentions by any such directors being counted as a vote against such approval) or (ii) the holders of that number of shares of the Corporation's outstanding stock entitled to vote generally in the election of directors held by persons other than the Affiliate involved in such transaction that constitutes a majority of the voting power of such stock at a special or regular meeting of the shareholders.

               SECTION 2. Exceptions. Notwithstanding the foregoing, an Affiliate Transaction shall not include (i) any transaction between or among the Corporation and any Subsidiary, (ii) any transaction entered into by the Corporation or any Subsidiary in connection with the Prepackaged Plan or in connection with the related restructuring transactions, (iii) transactions in the ordinary course of business of the Corporation or any Subsidiary, including, but not limited to, the sale of advertising time to an Affiliate or the purchase of insurance from an Affiliate that is an insurance carrier or through an Affiliate that is an insurance agent or agency, or (iv) the exercise of preemptive rights by such Affiliate.
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               SECTION 3.  Amendment, Repeal, Etc.  Notwithstanding anything contained in these Restated Articles of Incorporation to the contrary, the amendment or repeal, or the adoption of any provision inconsistent with, this Article X, shall require the affirmative vote of all but one of the Directors then in office (with abstentions being counted as a vote against such approval).

                                   ARTICLE XI.

                            Extraordinary Transactions

               SECTION 1. Vote Required for Extraordinary Transactions. Prior to the earliest of (i) the seventh anniversary of the effective date of the Prepackaged Plan, (ii) such time as the sum of (x) the number of shares of Class B Common Stock that are issued and outstanding, and (y) the number of shares of Class A Common Stock that are owned beneficially and of record by the holders of record of Class B Common Stock is less than 10% of the total number of shares of Common Stock issued and outstanding, or (iii) such time as the closing sales price for the Common Stock on any securities exchange or as quoted on the NASDAQ National Market System exceeds $36.72 (as adjusted for any stock split, stock dividend, recapitalization or other similar transaction) for a continuous period of 120 calendar days, the Corporation will not, and will not permit any Subsidiary to, enter into or engage in any Extraordinary Transaction (as hereinafter defined) unless such Extraordinary Transaction is or has been approved by an affirmative vote of all but one of the directors of the Corporation then in office (with abstentions by any such directors being counted as a vote against such approval).

               SECTION 2. Extraordinary Transactions. "Extraordinary Transactions" shall mean the following:

                     (i) a sale by the Corporation or any Subsidiary of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole;

                     (ii) the merger or consolidation of the Corporation or any Subsidiary with or into another entity (other than any merger or consolidation involving solely the Corporation and/or one or more wholly owned Subsidiaries), where (w) the Corporation or the Subsidiary is not the surviving corporation, (x) the capital stock of the Corporation is converted into or exchanged for other securities or cash, (y) the holders of Common Stock immediately prior to such merger or consolidation do not own at least a majority of the voting power of the Corporation immediately following such merger or consolidation, or (z) any Subsidiary involved in such merger or consolidation is not a Subsidiary immediately following such merger or consolidation;

                     (iii) any transfer, distribution, sale or other disposition in any period of four consecutive calendar quarters of assets of the Corporation or any Subsidiary (a) with a fair market value in excess of 10% of the total assets of the Corporation as reflected on the consolidated balance sheet of the Corporation as of the beginning of such period, or (b) which accounted for 10% or more of the consolidated operating cash flow of the Corporation during the four consecutive calendar quarters immediately preceding the date of such transfer, distribution, sale or other disposition;
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                     (iv)  any purchases by the Corporation or any
               Subsidiary of television or radio broadcast stations, or other businesses, in any period of four consecutive calendar quarters for aggregate consideration paid with a fair market value in excess of 10% of the total assets of the Corporation as reflected on the consolidated balance sheet of the Corporation as of the beginning of such period;

                     (v) the purchase by the Corporation or any Subsidiary in any fiscal year of the Corporation of any fixed or capital assets (including plant, machinery or equipment and including any lease of any of the foregoing, but excluding any purchase of the nature described in clause (iv)), that would be required to be capitalized and shown as an asset with a value in excess of $7,000,000 on the consolidated balance sheet of the Corporation in accordance with generally accepted accounting principles; provided, however, that the $7,000,000 limit will be increased by 5% with respect to each fiscal year commencing with 1994; provided, further, however, that Extraordinary Transactions shall not include any purchase by the Corporation or any Subsidiary of any such fixed or capital assets relating to high definition television;

                     (vi) the creation, incurrence, issuance, or assumption by the Corporation or any Subsidiary of any Indebtedness in an amount that would result in the total debt of the Corporation as reflected on the consolidated balance sheet of the Corporation exceeding the sum of (i) the total debt on the consolidated balance sheet as of the effective date of the Prepackaged Plan and (ii) $30,000,000;

                     (vii) the sale, issuance or other disposition of a number of shares of Common Stock (other than sales, issuances and other dispositions made (a) to any wholly owned subsidiary or (b) pursuant to an employee benefit or incentive plan or program approved by the Board of Directors (including, without limitation, the issuance of securities on the exercise of options, warrants or other rights issued in connection with such an employee benefit plan or program) to persons other than officers or employees of AFC) in any two-year period that exceeds 15% of the number of issued and outstanding shares of Common Stock at the beginning of any such period or the sale, issuance or other disposition of any equity securities of the Corporation other than Common Stock; provided, however, that this clause (vii) shall not apply to one such sale, issuance or other disposition, or one series of related sales, issuances, or other dispositions, if the net proceeds of such sale, issuance or other disposition are used to reduce debt of the Corporation or any Subsidiary;

                     (viii) the declaration or payment of any cash dividend on any equity securities of the Corporation or the making of any other distribution of any kind with respect to any equity securities of the Corporation; provided, however, that this clause (viii) shall not apply to regular, periodic dividends required pursuant to the terms of any equity security of the Corporation other than the Common Stock;

                     (ix) the adoption of any amendment to the Restated Articles of Incorporation or the Restated By-Laws of the
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               Corporation or the fixing of the number of authorized
               directors at any number other than nine;

                     (x) the appointment of any director to a committee of the Board of Directors that does not include as a member a Nonaffiliate Director who was recommended by a majority of the Nonaffiliate Directors, or the sole remaining Nonaffiliate Director, then in office;

                     (xi) the establishment of the compensation to be paid to any officer or employee of the Corporation or any Subsidiary who is also an officer or employee of AFC;

                     (xii) the retention of any investment banking firm for the purpose of rendering a fairness opinion with respect to an Affiliate Transaction (as defined in Article XI);

                     (xiii) the operation by the Corporation or any Subsidiary of any business other than a business which derives revenues substantially from the sale of advertising time or the delivery, transmission or dissemination of entertainment or information to public viewers or subscribers; and

                     (xiv) any delegation by the Board of Directors to any committee of the Board of Directors of the authority to approve or ratify any Extraordinary Transaction.


                                   ARTICLE XII.

                               Certain Definitions

               For the purposes of these By-Laws the following terms shall have the meanings set forth below:

               (i) "AFC" shall mean American Financial Corporation, an Ohio corporation.

             (ii) "Affiliate" shall mean any person or entity that is the beneficial owner of 20% or more of the issued and outstanding Common Stock.

            (iii) "Class A Common Stock" shall mean the issued and outstanding shares of Class A Common Stock, par value $.01 per share, of the Corporation.

             (iv) "Class B Common Stock" shall mean the issued and outstanding shares of Class B Common Stock, par value $.01 per share, of the Corporation.

              (v) "Common Stock" shall mean the issued and outstanding shares of Class A Common Stock of the Corporation and Class B Common Stock of the Corporation, collectively.

             (vi) "Indebtedness" shall mean with respect to any person (i) any liability of such person (x) for borrowed money, (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), or (z) in respect of
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         the capitalized obligation under leases which constitute capitalized lease obligations, and (ii) any guarantee by such person of any liability of others of the type described in the preceding clause
         (i).

            (vii) "Prepackaged Plan" shall mean the Joint Prepackaged Plan of Reorganization of Great American Communications Company and certain of its subsidiaries under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1330, as confirmed by the United States Bankruptcy Court for the Southern District of Ohio, Western Division, in consolidated Case No. 93-14668.

           (viii) "Subsidiary" shall mean a corporation of which at least a majority of the securities that are entitled to vote generally in the election of directors are owned directly or indirectly by the Corporation.


                                  ARTICLE XIII.

                               Amendment of By-Laws

               Except as provided in Article XI of these By-Laws or as otherwise provided by law, the Board of Directors may amend and repeal these By-Laws and may make new By-Laws.